EXHBIIT 10.3

  LOAN AND SECURITY AGREEMENT
 (ACCOUNTS AND INVENTORY)

OBLIGOR #	NOTE #	AGREEMENT DATE August 17, 2007
CREDIT LIMIT $25,000,000.00	INTEREST RATE Base Rate; minus 0.50% Or LIBOR; plus 1.35%	OFFICER NO./INITIALS 49540/RH

This LOAN AND SECURITY AGREEMENT (Accounts and Inventory) is dated as of August 17, 2007 by and between KINERGY MARKETING, LLC, an Oregon limited liability company (“Borrower”) and COMERICA BANK, a Michigan corporation (“Bank”).

RECITALS

WHEREAS, Borrower has requested that Bank establish a credit facility the proceeds of which are to be used to for working capital; and

WHEREAS, Bank is willing to make such credit facility available to Borrower upon and subject to the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as set forth below.

1.    DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

1.1    “Accounts” means all “accounts” (as defined in the UCC) together with all instruments, documents, and chattel paper related thereto; all guaranties, letters of credit, or other security therefore, now owned or hereafter created or acquired by Borrower including, without limitation, all of the following now owned or hereafter created or acquired by Borrower: (a) accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to Borrower arising from the sale, lease or exchange of goods or other property and/or the performance of services; (b) Borrower’s rights in, to and under all purchase orders for goods, services or other property from Borrower; (c) Borrower’s rights to any goods, services or other property arising out of Accounts (including returned or repossessed goods and unpaid sellers’ rights of rescission, replying, reclamation and rights to stoppage in transit); (d) monies due to or to become due to Borrower under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services including the right to payment of any interest or finance charges with respect thereto (whether or not yet earned by performance on the part of Borrower); and (e) proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any Person with respect to any of the foregoing.

1.2    “Account Debtor” means, in addition to the definition of account debtor as contained in the UCC, the Person or Persons obligated to Borrower on an Account, or who is represented by the Borrower to be so obligated.

1.3    “Advance” or “Advances” means a loan or all loans by Bank to Borrower under the Revolving Facility.

1.4    “Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or (b) owns at least twenty percent (20%) of the Equity Interests in such Person.

1.5    “Agreement” means this Loan and Security Agreement (Accounts and Inventory) and all exhibits, riders and addendums attached hereto as all of the foregoing may be amended, supplemented, or modified from time to time.

1.6    “Bank Expenses” shall mean and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, and auditor fees and costs paid or incurred by Bank in connection with Bank’s transactions with Borrower; costs and expenses incurred by Bank in collecting the Accounts (with or without suit) to correct any Event of Default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated in accordance with the terms hereof; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and reasonable attorneys’ fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing, defending or concerning this Agreement, or any portion hereof or any agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank’s in-house legal charges at reasonable rates.

1.7    “Base Rate” shall mean the prime rate reported in the section entitled “Money Rates” in the western edition of the Wall Street Journal (or if the Wall Street Journal shall cease to be publicly available or if the information contained in the Wall Street Journal, in Bank’s reasonable judgment, shall cease to accurately reflect such Prime Rate, then the Prime Rate shall be as reported by any publicly available source of similar market data selected by Bank that, in Bank’s reasonable judgment, accurately reflects such Prime Rate.) If such rate is shown as a range, then the Prime Rate shall be the highest value in such range.

1.8    “Base Rate Advance” means any portion of the unpaid principal balance of the Advances when and to the extent that the interest rate therefor is determined by a reference to the Base Rate.

1.9    “Borrower’s Books” shall mean and includes all of Borrower’s books and records including but not limited to minute books; ledgers; records indicating, summarizing or evidencing Borrower’s assets, (including, without limitation, the Accounts) liabilities, business operations or financial condition, and all information relating thereto, computer programs; computer disk or tape files; computer printouts; computer runs; and other computer prepared information and equipment of any kind.

1.10    “Borrowing Base” means an amount equal to the sum of: (a) eighty percent (80%) of the Net Amount of Eligible Accounts; plus (b) seventy percent (70%) of the Value of Eligible In Storage Inventory; provided that the aggregate amount of Advances made under this Subsection 1.10(b) shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00); plus (c) seventy percent (70%) of the Value of Eligible In Transit Inventory; provided that the aggregate amount of Advances made under this Subsection 1.10(c) shall not exceed Four Million and 00/100 Dollars ($4,000,000.00).

1.11    “Business Day” means a day other than a Saturday or Sunday or other day on which Bank is authorized or required to close under the laws of the State of California or applicable Federal Law.

1.12    “Collateral” means all of the following assets of Borrower, wherever located, and now owned or hereafter acquired or arising: (a) all Accounts; (b) all Inventory; (c) all general intangibles; (d) all deposit accounts; (e) all supporting obligations of any of the foregoing; (f) all of Borrower’s Books related to any of the foregoing; and (g) any and all claims, rights and interests in any of the foregoing and all substitutions for, additions and accessions and all cash and non cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing. The Collateral shall specifically exclude: (i) any lease, license, permit, contract, property right or agreement to which Borrower is a party or any of Borrower’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (A) give any other Person party to such lease, license, permit, contract, property rights or agreement the right to terminate its obligations thereunder, (B) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein or (C) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); and (ii) any equipment (as such term is defined in the UCC) owned by Borrower that is subject to a Permitted Lien.

         1.13    “Collateral Access Agreement” means agreement entered into by Borrower and a bailee, landlord or warehouseman for the purposes of perfecting Bank’s security interest in the Inventory held by such Person.

  1.14    “Commodity Hedging Arrangements” means any arrangement to hedge the price of ethanol sales or purchases.

1.15    “Commodity Risk Management Plan” means risk management plans prepared by Borrower (or an Affiliate thereof) setting forth the terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by Borrower, including any updates made to such risk management plans.

1.16    “Contingent Indebtedness” mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefore; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation; or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities, or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) for the obligations of a partnership in which such Person is a general partner; or (e) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Indebtedness shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Indebtedness is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith.

1.17    “Credit Limit” shall mean Twenty Five Million and 00/100 Dollars ($25,000,000.00).

1.18    “Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such  Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing); (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (c) all obligations of such Person for the deferred purchase price of property or services; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse); (e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (f) all capitalized lease liabilities; (g) net obligations of such Person under any Swap Contract; (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (i) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

1.19    “Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

1.20    “Eligible Accounts” means and includes those Accounts of Borrower which are due and payable within ninety (90) days, or less, from the date of invoice, that arise in the ordinary course of Borrower’s business, and have been collaterally assigned to Bank as contemplated by this Agreement. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (a) Accounts which remain uncollected for more than ninety (90) days from the date of invoice; (b) Accounts due from an Account Debtor that has suffered a business failure or the termination of its existence, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, any assignment for the benefit of creditors has been made, or a trustee, receiver or conservator has been appointed for all or any part of the assets of such Account Debtor; (c) Accounts due from an Account Debtor who is an Affiliate of Borrower or affiliated with Borrower in any manner, including, without limitation, as stockholder, owner, officer, director, agent or employee; (d) Accounts with respect to which payment is or may be conditional; (e) Accounts with respect to which the Account Debtor is not a resident or citizen of, located in, or subject to service of process in, the United States, except Eligible Foreign Accounts; (f) Accounts due from the United States of America, including, without limitation, any instrumentality, division, agency, body or department thereof, except Eligible Government Accounts; (g) Accounts commonly known as “bill and hold” or a similar arrangement; (h) that portion of Accounts due from an Account Debtor which is in excess of twenty percent (20%) percent of Borrower’s aggregate dollar amount of all outstanding Eligible Accounts, provided that (1) Eligible Accounts as to which Chevron Corporation, a Delaware corporation, Valero Energy Corporation, a Delaware corporation, ConocoPhillips, a Delaware corporation, Royal Dutch Shell plc, a corporation formed under the laws of England and Wales, and Tesoro Corporation, a Delaware corporation or any of their Affiliates, including Chevron Products Company, a division of Chevron U.S.A. Inc., Valero Marketing and Supply Company, ConocoPhillips Company, Shell Oil Products U.S. (SOPUS), Tesoro Refining and Marketing Company, ExxonMobil Oil Corporation, are the Account Debtors may each constitute up to thirty percent (30%) of the aggregate amount of Eligible Accounts; and (2) Eligible Accounts as to which New West Petroleum, a California corporation and Flying J, Inc., a Utah corporation or any of their Affiliates, including Big West of California, LLC, a subsidiary of Flying J Inc. are the Account Debtors may each constitute up to twenty-five percent (25%) of the aggregate amount of Eligible Accounts; (i) Accounts due from an Account Debtor as to which twenty percent (20%) percent or more of the aggregate dollar amount of all outstanding Accounts owing from such Account Debtor remain uncollected for more than ninety (90) days from invoice date; (j) that portion of Accounts with respect to which Account Debtors dispute liability or make any claim, or have any defense, crossclaim, counterclaim, or offset (except any reserve, discount, credit or allowance that has been deducted in computing the net amount thereof); (k) Accounts which are not free of all Liens, encumbrances, charges, rights and interest of any kind, except Permitted Liens; (l) Accounts which are supported or represented by an instrument, document, promissory note, post dated check or letter of credit unless such instrument is actually delivered to Bank to the extent required hereunder; and (m) Accounts that are payable in other than United States Dollars.

1.21    “Eligible Foreign Accounts” means otherwise Eligible Accounts which are either (a) covered by credit insurance in form and amount, and by an insurer, satisfactory to Bank, (b) supported by one or more letters of credit or acceptances that are assignable by their terms and have been delivered to Bank in an amount, of a tenor, and issued by a financial institution, acceptable to Bank; or (c) that Bank approves on a case by case basis.

1.22    “Eligible Government Accounts” means otherwise Eligible Accounts with respect to which: (a) the Account Debtor is the United States of America or any political subdivision, department, agency or instrumentality thereof; and (b) Borrower complies with the Federal Assignment of Claims Act of 1940, 31 U.S.C. §3727 and the regulations thereunder.

1.23    “Eligible Inventory” means that portion of Borrower’s Inventory consisting of ethanol and denaturant which is: (a) owned by Borrower, free and clear of all Liens or encumbrances, except Permitted Liens; (b) held for sale by Borrower in the ordinary course of the Borrower’s business; (c) of good and merchantable quality, free from defects for the purposes for which it is intended; (d) as to which Bank has been able to perfect and maintain a perfected first priority security interest; and (e) Bank, in its reasonable judgment and in good faith, has not determined that it is unacceptable or should be price-adjusted in any material respect.

1.24    “Eligible In Transit Inventory” means all Eligible Inventory in-transit for which title has passed to Borrower, which is insured to the full value thereof.

1.25    “Eligible In Storage Inventory” means Eligible Inventory stored with a bailee, warehouse, or similar party for which a Collateral Access Agreement is in effect.

1.26    “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

1.27    “Event of Default” shall mean one or more of those events described in Section 10 contained herein below.

1.28    “Funding Date” means the date that amounts are advanced by Bank under this Agreement, whether such Advances are made directly to Borrower or are made to any escrow holder or other third party pending the recordation or exchange of any documents or the occurrence or waiver of any conditions precedent by Bank under this Agreement or otherwise.

1.29    “GAAP” shall mean, as of any applicable period, generally accepted accounting principles in effect during such period.

1.30    “Governmental Authority” means any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

1.31    “Guarantor” means Pacific Ethanol, Inc., a Delaware corporation.

1.32    “Indebtedness” means (a) the performance of all obligations of Borrower under this Agreement and all of the other Loan Documents; (b) all extensions, renewals, modifications, amendments, and refinancings of any of the foregoing; and (c) all Bank Expenses.

1.33    “Initial Funding Date” means the date that amounts are first advanced by Bank under the Revolving Facility.

1.34    “Insolvency Proceeding” shall mean and includes any proceeding or case commenced by or against a Person under any provisions of the United States Bankruptcy Code, as amended, or any other ankruptcy or insolvency law, including, but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking a reorganization, arrangement or any other relief under the United States Bankruptcy Code, as amended, or any other bankruptcy or insolvency law.

1.35    “Interest Rate Protection Agreement” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement, with a Qualified Counterparty, in each such case that is reasonably satisfactory to Bank.

1.36    “Inventory” means all “inventory” (as defined in the UCC), now owned or hereafter acquired by Borrower, wherever located including, without limitation, ethanol, denaturant, finished goods, raw materials, work in process and other materials and supplies (including packaging and shipping materials) used or consumed in the manufacture or production thereof and goods which are returned to or repossessed by Borrower.

1.37    “Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

1.38    “Judicial Officer or Assignee” shall mean and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

1.39    “Letter of Credit” means any commercial or standby letter of credit issued by Bank at the request of or for the account of Borrower.

1.40    “Letter of Credit Application” has the meaning set forth in Section 2.2.1.

1.41    “Letter of Credit Disbursement” means any payment or disbursement made by Bank pursuant to or arising out of any Letter of Credit.

1.42    “Letter of Credit Obligations” shall mean at any date of determination, the sum of (without duplication) (a) the aggregate undrawn amount of all Letters of Credit then outstanding; (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date; and (c) the aggregate unpaid amount of all Letter of Credit Reimbursement Obligations.

1.43    “Letter of Credit Reimbursement Obligations” means, at any time, all obligations of Borrower to reimburse Bank for amounts paid by Bank in respect of drawings under Letters of Credit.

1.44    “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole one-eighth ('/8) of one percent (1%)) and determined pursuant to the following formula:

LIBOR = Base LIBOR

100% - LIBOR Reserve Percentage

1.44.1                       “Base LIBOR” means the rate per annum equal to the rate determined by Bank to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Period; or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Period; or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Advance in the interbank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first (1st) day of such LIBOR Period.

1.44.2                       “LIBOR Business Day” means a Business Day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

1.44.3                       “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

1.44.4                       “LIBOR Period” means: (a) initially, the period from the date of borrowing specified in the applicable notice of borrowing, or on the date specified in an applicable notice of interest rate election and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter (but not exceeding the Revolving Facility Maturity Date), so long as LIBOR is quoted for such period in the applicable interbank LIBOR market; and (b) thereafter, each period commencing on the last day of the next preceding LIBOR Period and continuing for thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter (but not exceeding the Revolving Facility Maturity Date) so long as LIBOR is quoted for such period in the applicable interbank LIBOR market, provided that: (i) if any LIBOR Period would end on a day that is not a LIBOR Business Day, then such LIBOR Period shall be extended to the next succeeding LIBOR Business Day; and (ii) no LIBOR Period shall extend beyond the Revolving Facility Maturity Date.

1.45    “LIBOR Advance” means any portion of the unpaid principal balance of the Revolving Facility when and to the extent that the interest rate therefor is determined by a reference to LIBOR.

1.46    “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

1.47    “Loan Documents” means, collectively, this Agreement and any other agreement or instrument entered into between Borrower and Bank or executed by Borrower or the Guarantor and delivered to Bank in connection with this Agreement, all as amended from time to time including, without limitation, any note or notes executed by Borrower.

1.48    “Material Adverse Effect” means a material adverse effect on (a) the business operations or condition (financial or otherwise) of Borrower; or (b) the ability of Borrower to repay the Indebtedness or otherwise perform its obligations under the Loan Documents.

1.49    “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts; less the sum of (a) sales, excise or similar taxes included in the amount thereof; and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

  1.50     “Net Income” shall mean the net income (or loss) of a person for any period of determination, determined in accordance with GAAP but excluding in any event: (a) any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and (b) in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

  1.51    “Negotiable Collateral” shall mean and include all of Borrower’s present and future letters of credit, advises of credit, letter-of-credit rights, certificates of deposit, notes, drafts, money, documents (including without limitation all negotiable documents), instruments (including without limitation all promissory notes), tangible chattel paper or any other similar property.

 1.52    “Permitted Debt” means: (a) Indebtedness of Borrower; (b) Debt existing on the date hereof and listed and described on Schedule 8.3 hereto, but no voluntary prepayments, renewals, extensions, or refinancing thereof; (c) Subordinated Debt; (d) accounts payable to trade creditors for goods or services incurred in the ordinary course of business, as presently conducted, and not more than ninety (90) days past due or being contested in good faith and by appropriate proceedings; (e) contingent liabilities incurred in the ordinary course of business (including customary indemnification agreements); (f) Interest Rate Protection Agreements; (g) Swap Contracts entered into in accordance with the Commodity Risk Management Plan; and (h) Debt of Borrower secured by purchase-money Liens permitted under clause (c) of Section 1.54.

 1.53     “Permitted Distributions” means: (a) distributions payable solely in Borrower’s membership units; (b) repurchases of Borrower’s membership units from the proceeds of the issuance of additional such units, provided that such repurchases are effectuated immediately upon the consummation of such transactions; (c) so long as no Event of Default has occurred and is continuing hereunder, to the extent that and so long as Borrower is an entity that is not directly subject to Federal income taxation and with respect to which any earnings are attributable ratably to each Person with an ownership interest in Borrower, Borrower may make distributions to each such Person in an amount necessary to pay each such Person’s income tax resulting from such ownership interest in Borrower, provided, further, that, promptly upon request of Bank, Borrower shall cause each such Person to provide Bank with copies of its tax return to substantiate any such distribution; and (d) cash distributions made in accordance with Borrower’s operating agreement, so long as no Event of Default has occurred and is continuing and no Event of Default would exist after giving effect to such distributions.

 1.54     “Permitted Liens” means the following: (a) any Liens existing on date of this Agreement and listed on Schedule 8.4 hereto or arising under this Agreement or the other Loan Documents; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (c) Liens (i) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (e) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business, which do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the use thereof or for amounts not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (f) to the extent not otherwise prohibited hereunder, Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other security reasonably acceptable to the Bank have been provided or are fully covered by insurance; (g) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the aggregate at any time, and with any such Lien to be released within two hundred seventy (270) days of its attachment; (h) customary set-off, netting, counterclaims and banker’s Liens; and (i) other Liens incidental to the ordinary course of business that are not incurred in connection with the obtaining of any Debt, that do not in the aggregate materially impair the use of the property or assets of the Borrower or the value of such property or assets for the purposes of such business and that do not attach to the Collateral.

1.55    “Permitted Investment” means

1.55.1  direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding one (1) year;

1.55.2  time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

1.55.3  repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in Section 1.55.1 above entered into with a bank meeting the qualifications described in Section 1.55.2;

1.55.4  commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s or A-2 (or higher) according to S&P;

1.55.5  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

1.55.6   shares of mutual funds whose investment guidelines restrict ninety five percent (95%) of such funds’ investments to those satisfying the provisions of Section 1.55.1 through Section 1.55.5;

1.55.7  money market funds that (a) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940; (b) are rated AAA by S&P and Aaa by Moody’s; and (c) have portfolio assets of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00); and

1.55.8  time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of Ten Million and 00/100 Dollars ($10,000,000.00).

1.56    “Person” or “person” shall mean and includes any individual, corporation, partnership, joint venture, firm, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

1.57     “Qualified Counterparty” means any of the following: (a) Bank; or (b) any Affiliate of Bank.

1.58    “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

1.59    “Regulatory Development” means any or all of the following: (a) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (b) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (c) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

1.60    “Reinvestment Rates” mean the per annum rates of interest equal to one-half percent (1/2%) above the rates of interest reasonably determined by Bank to be in effect not more than seven (7) days prior to the Prepayment Date in the secondary market for United States Treasury Indebtedness in amount(s) and with maturity(ies) which correspond (as closely as possible) to the LIBOR Rate Advance being prepaid.

1.61    “Revolving Facility” means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

1.62    “Revolving Facility Commitment Limit” means the lesser of: (a) the Credit Limit; less the Letter of Credit Obligations; or (b) the Borrowing Base; less the Letter of Credit Obligations; provided, however, that Bank may from time to time agree to increase the Revolving Commitment Limit at its sole discretion.

1.63    “Revolving Facility Maturity Date” means July 1, 2009.

1.64    “Subordinated Debt” shall mean Debt of Borrower to any Person which has been subordinated to the Indebtedness pursuant to a Subordination Agreement in form and content satisfactory to Bank.

1.65    “Subordination Agreement” shall mean any subordination agreement, which is in form and substance satisfactory to Bank, and which makes any or all present and future indebtedness of Borrower to any Person subordinate to the Indebtedness.

1.66    “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement; and (c) for the avoidance of doubt, includes the Permitted Commodity Hedging Arrangements and any Interest Rate Protection Agreements and excludes any contract for the physical sale or purchase of any commodity.

1.67    “Swap Termination Value” means, in respect of any one or more Swap Contracts (including any Permitted Commodity Hedging Arrangements or any Interest Rate Protection Agreements), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, in accordance with the terms of the applicable Swap Contract, or, if no provision is made therein, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Bank or any Affiliate of Bank).

1.68    “Tangible Effective Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, Tangible Net Worth; plus Subordinated Debt.

1.69    “Tangible Net Worth” shall mean, with respect to any Person and as of any applicable date of determination, the excess of: (a) the net book value of all assets of such Person (excluding affiliate receivables, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization); less all Debt of such Person at such time.

1.70    “Trademarks” means all state (including common law), federal and foreign trademarks, service marks, and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present, or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof.

1.71    “Value” means, as determined by Bank in good faith, with respect to Inventory, the lower of (a) cost computed on a first in first out basis in accordance with GAAP; or (b) market value.

1.72    “Working Capital” shall mean, as of any applicable date of determination, current assets; less current liabilities.

Other Definitional Provisions. Any and all terms used in the foregoing definitions and elsewhere in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the “UCC”) as amended, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

Accounting Matters. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

2.    REVOLVING FACILITY.

2.1           Revolving Facility. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower (pursuant to Section 2.1 hereof) and issue Letters of Credit (pursuant to Section 2.2 hereof) under a revolving line of credit (the “Revolving Facility”) from time to time during the period of this Agreement up to but not including the Revolving Facility Maturity Date in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the Revolving Facility Commitment Limit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement, provided that each LIBOR Advance shall be in an amount not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) and increments thereof.

2.1.1 Manner of Borrowing. A Responsible Officer shall give Bank written or telephonic notice (effective upon receipt) of Borrower’s desire for an Advance under the Revolving Facility, at least two (2) Business Days before each LIBOR Advance, and at least one (1) Business Day before each Base Rate Advance, specifying: (a) the date of such Advance; (b) the amount of such Advance; (c) the type of Advance (LIBOR or Base); and (d) in the case of a LIBOR Advance, the duration of the LIBOR Period applicable thereto. Contemporaneous with such notice, Borrower shall deliver to Bank a current Borrowing Base Certificate. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under the Revolving Facility to Borrower’s deposit account.

2.2    Letters of Credit.

2.2.1  Issuance. Subject to the terms and conditions contained herein and the execution and delivery by Borrower of a letter of credit application on Bank’s customary form (a “Letter of Credit Application”), Bank agrees to issue, extend and renew for the account of Borrower one or more Letters of Credit in such form as may be requested from time to time by Borrower and reasonably agreed to Bank. Each Letter of Credit Application shall be completed to the reasonable satisfaction of Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

2.2.2 Letter of Credit Fees. Borrower shall, on the date of issuance, extension, or renewal of any Letter of Credit, pay a fee to Bank in respect of such Letter of Credit in an amount equal to one and thirty-five one hundredths percent (1.35%) per annum of the face amount of such Letter of Credit. In addition, Borrower shall pay to Bank fees determined in accordance with Bank’s standard fees and charges in effect at the time any Letter of Credit is issued, extended, renewed or amended or any Letter of Credit Disbursement is made.

2.2.3 Letter of Credit Sublimit. No Letters of Credit shall be issued unless, on the date of the proposed issuance of any Letter of Credit, (a) the Advances available to Borrower under the Revolving Facility are equal to or greater than one hundred percent (100%) of the face amount of such Letters of Credit; and (b) the aggregate amount of all Letter of Credit Obligations under the Revolving Facility shall not at any time exceed Two Million and 00/100 Dollars ($2,000,000.00).

2.2.4 Conditions  to Issuance. Bank shall not issue any Letter of Credit unless (a) such Letter ofCredit shall be reasonably satisfactory in form and substance to Bank; and (b) Bank shall have confirmed on the date of such issuance that the limitations specified in Sections 2.2.3 and 2.2.5 will not be exceeded immediately after such Letter of Credit is issued.

2.2.5 Expiry Dates. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein; and (b) have an expiry date no later than the Revolving Facility Maturity Date; provided, that no standby Letter of Credit shall have an expiration date beyond one hundred and eighty (180) days and further provided no standby Letter of Credit shall have an expiration date beyond one hundred and eighty (180) days from the Revolving Facility Maturity Date.

2.2.6 Drawings. If Bank receives, in Bank’s reasonable judgment, a valid demand for payment under any Letter of Credit issued by it, Bank shall (a) promptly notify Borrower as to the amount to be paid by Bank as a result of such demand and the date of such payment; and (b) make such payment in accordance with the terms of such Letter of Credit. Each Letter of Credit Disbursement by Bank under a Letter of Credit shall be deemed an Advance under the Revolving Facility and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if the Revolving Facility is not available, for any reason whatsoever, at the time of any Letter of Credit Disbursement, or if Advances are not available under the Revolving Facility at such time due to any limitation on borrowings set forth herein, then the full amount of such Letter of Credit Disbursement shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Advances. In such event, Borrower agrees that Bank, at Bank’s sole discretion, may debit Borrower’s deposit account with Bank for the amount of any such draft.

2.2.7 Reimbursement by Borrower. If any amount is drawn under any Letter of Credit, Borrower irrevocably and unconditionally agrees to reimburse Bank for such amount, together with any and all reasonable charges and expenses that Bank may pay or incur relative to such drawing, as provided for in Section 2.2.6.

2.2.8 Indemnification by Borrower. Borrower agrees to indemnify and hold harmless Bank from and against any and all claims and damages, losses, liabilities, costs or expenses (including, without limitation, the reasonable fees and disbursements of counsel) which Bank may reasonably incur (or which may be claimed against Bank by any Person whatsoever) by reason of or in connection with any execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit; provided that Borrower shall not be required to indemnify Bank for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) Bank’s own willful misconduct or gross negligence; or (ii) Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this subsection is intended to limit the obligations of Borrower under any other provision of this Section.

 2.3    Statements. With respect to each Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto, and any payments made thereon, on its books and records (either manually or by electronic entry), which notations shall be conclusive evidence of the information noted in the absence of manifest error. A failure by Bank to record any such information shall not impair the Borrower’s liability to make payment when due. Bank shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account maintained by Bank for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Bank receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account shall be presumptive evidence of the amounts due and owing to Bank by Borrower.

 2.4    Interest. Borrower shall pay interest to Bank on the outstanding and unpaid principal amount of the Revolving Facility at a rate per annum as follows: (a) for a Base Rate Advance, at a floating rate per annum equal to the Base Rate; minus one-half of one percent (0.50%); and (b) for a LIBOR Advance, at a fixed rate per annum equal to LIBOR; plus one and thirty-five one hundredths percent (1.35%).

2.4.1 Adjusted Rate. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

2.4.2 Default Rate. From and after an Event of Default, Advances under the Revolving Facility shall bear interest at a rate equal to three percentage points (3%) more than the interest rate that would have been applicable hereunder. Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Event of Default until all Indebtedness is paid in full.

2.4.3 Conversions and Renewals. Borrower may elect from time to time to convert all or a part of an Advance, or to renew all or part of an Advance, by giving Bank at least two (2) Business Days prior written notice before conversion into a Base Rate Advance, and at least three (3) LIBOR Business Days prior written notice before the conversion into or renewal of a LIBOR Advance, specifying: (a) the renewal or conversion date; (b) the amount of the Advance to be converted or renewed; (c) in the case of conversions, the type of Advance to be converted into (Base Rate or LIBOR); and (d) in the case of renewals of or a conversion into a LIBOR Advance, the duration of the LIBOR Period applicable thereto; provided that (i) the minimum amount of LIBOR Advances renewed or converted shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00), and any greater amount shall be in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00); (ii) the minimum principal amount of LIBOR Advances outstanding after a renewal or conversion shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00) and any greater amount shall be in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00); (iv) no Base Rate Advance may be converted into a LIBOR Advance when any Event of Default has occurred and is continuing; and (v) LIBOR Advances can be converted only on the last day of the LIBOR Period for such LIBOR Advance. If Borrower shall fail to give Bank the written notice as specified above for the renewal or conversion of a LIBOR Advance prior to the end of the LIBOR Period with respect thereto, such LIBOR Advance shall automatically be converted into a Base Rate Advance on the last day of the LIBOR Period for such LIBOR Advance.

2.4.4 Calculation of Interest. All interest calculations shall be on a basis of a three hundred and sixty (360)-day year for the actual days elapsed. Interest paid for any partial month shall be prorated based on a thirty (30)-day month and the actual number of day elapsed.

2.5    Repayment Terms.

2.5.1  Interest Only. Interest only shall be due and payable on the unpaid principal balance of the Advances, without claim, notice, presentment or demand, in consecutive monthly installments on the first (1st) day of each month commencing on the first (1st) day of the first (1st) full calendar month following the Initial Funding Date and continuing thereafter until the Revolving Facility is paid in full.

2.5.2 Overadvances. If, at any time of determination of the Borrowing Base, the outstanding principal balance of the Revolving Facility is greater than the Revolving Facility Commitment Limit at such time, then Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.5.3 Maturity of Revolving Facility. The Revolving Facility shall mature on the Revolving Facility Maturity Date, at which time all unpaid principal, all unpaid and accrued interest, and all other amounts due under the Revolving Facility shall be immediately due and payable.

2.6    Use of Proceeds. The proceeds of the Advances hereunder shall be used by Borrower for working capital purposes and/or to make distributions to the Guarantor. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or in inconsistent with, Regulation X of such Board of Governors.

3.    LIBOR PROVISIONS.

3.1    Prepayment. In the event that LIBOR is the applicable interest rate for all or any part of the outstanding principal balance of the Revolving Facility, and any payment or prepayment of any such outstanding principal balance of the Revolving Facility shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects LIBOR as the applicable interest rate for all or any part of the outstanding principal balance of the Revolving Facility in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Revolving Facility hereunder shall be changed, for any reason whatsoever, from LIBOR to the Base Rate prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR is the applicable interest rate hereunder in respect of such outstanding principal balance of the Revolving Facility, Borrower shall reimburse Bank, on demand, for any resulting out-of-pocket loss, cost or expense actually incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Revolving Facility, as provided under the Revolving Facility; over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this Section 3.1 shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Revolving Facility hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Revolving Facility and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Revolving Facility hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such actual out-of-pocket losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Revolving Facility which is bearing interest at such time at the Base Rate may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT  AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR ADVANCE PURSUANT TO THIS AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

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Borrower’s Initials

 3.2    Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all actual out-of-pocket losses and expenses which Bank sustains or incurs as a result of (a) any payment of a LIBOR Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Revolving Facility, whether pursuant to the Revolving Facility or the occurrence of an Event of Default; (b) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with the Revolving Facility; or (c) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Advance.

3.3    Funding Losses. The indemnification and hold harmless provisions set forth in the Revolving Facility shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loan to Borrower on the basis of LIBOR and all losses incurred in liquidating or redeploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Revolving Facility.

3.4    Regulatory Developments or Other Circumstances Relating to Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:
(a)           In the case of LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period;
(b)           No LIBOR Period may be designated thereafter until Bank determines that such would be practical; and (c) the unpaid principal balance of the Revolving Facility shall bear interest at a floating rate per annum equal to the Base Rate; minus one half of one percent (1/2%).

 3.5    Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs incurred which are attributable to Bank having made or maintained a LIBOR Advance or to Bank’s obligation to make a LIBOR Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Advance or such obligation (such increases in costs and reductions in amounts received being herein called “Additional Costs”), resulting from any Regulatory Developments, which (a) change the basis of taxation of any amounts payable to Bank hereunder with respect to any LIBOR Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Advance; (b) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Advance or any deposits referred to in the definition of LIBOR); or (c) impose any other condition affecting the Revolving Facility (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant. Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Indebtedness owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank’s security interest in the Collateral shall attach to all Collateral without further act on the part of Bank or Borrower. Upon the occurrence and continuance of an Event of Default, and upon the request of Bank, Borrower shall (a) endorse or assign Negotiable Collateral to Bank; (b) deliver actual physical possession of Negotiable Collateral to Bank; and (c) mark conspicuously all of its records pertaining to Negotiable Collateral with a legend, in form and substance satisfactory to Bank (and in the case of Negotiable Collateral consisting of tangible chattel paper, immediately mark all such tangible chattel paper with a conspicuous legend in form and substance satisfactory to Bank), indicating that the Negotiable Collateral is subject to the security interest granted to Bank hereunder.

4.2    Accounts. Bank’s security interest in the Accounts shall attach to all Accounts without further acton the part of Bank or Borrower. Upon the occurrence and continuance of an Event of Default, Bank or Bank’s designee may notify customers or Account Debtors of Bank’s security interest in the Collateral and direct such customers or Account Debtors to make payments directly to Bank, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Accounts for Bank, receive in trust all payments thereon as Bank’s trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the Account Debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. Notwithstanding anything to the contrary contained herein, if sales of Inventory are made for cash, upon the occurrence and continuance of an Event of Default, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment.

4.3    Inventory. Bank’s security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Upon the occurrence and continuance of an Event of Default, Borrower will at Borrower’s expense pledge, assemble and deliver such Inventory to Bank or to a third party as Bank’s bailee; or hold the same in trust for Bank’s account or store the same in a warehouse in Bank’s name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank’s security interest in some other manner acceptable to Bank. Until the occurrence and continuance of an Event of Default, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower’s business. A sale of Inventory in Borrower’s ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower. Nothing in this Section limits Borrower’s obligation to have Inventory be subject to a Collateral Access Agreement in order to be deemed to be Eligible In Storage Inventory.

4.4    Further Assurances. Concurrently with Borrower’s execution of this Agreement, and at any time or times hereafter at the request of Bank, Borrower shall (a) execute and deliver to Bank security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of Accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement; and (b) cooperate with Bank in obtaining a control agreement in form and substance satisfactory to Bank with respect to all deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights. By authenticating or becoming bound by this Agreement, Borrower authorizes the filing of initial financing statement(s), and any amendment(s) covering the Collateral to perfect and maintain perfected Bank’s security interest in the Collateral. Upon the occurrence and continuance of an Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank’s officers, employees or agents designated by Bank) as Borrower’s true and lawful attorney-in-fact with power to sign the name of Borrower on any security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank’s security interest in the Collateral, and to take such actions in its own name or in Borrower’s name as Bank, in its sole discretion, deems necessary or appropriate to establish exclusive possession or control (as defined in the UCC) over any Collateral of such nature that perfection of Bank’s security interest may be accomplished by possession or control.

4.5    Borrower’s Books. Borrower shall make appropriate entries in Borrower’s Books disclosing Bank’s security interest in the Accounts. Bank (through any of its officers, employees or agents) shall have the right at any time or times hereafter, provided that reasonable notice is provided, during Borrower’s usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower’s Books in order to verify the amount or condition of, or any other matter, relating to, said Collateral and Borrower’s financial condition.

4.6    Attorney in Fact. Effective only upon the occurrence and continuance of an Event of Default, Borrower appoints Bank or any other person whom Bank may designate as Borrower’s attorney-in-fact, with power: to endorse Borrower’s name on any checks, notes, acceptances, money order, drafts or other forms of payment or security that may come into Bank’s possession; to sign Borrower’s name on any invoice or bill of lading relating to any Accounts, on drafts against Account Debtors, on schedules and assignments of Accounts, on verifications of Accounts and on notices to Account Debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower’s mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Accounts; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Accounts in which Bank has a security interest remain unpaid and until the Indebtedness has been fully satisfied.

4.7    Discharge Liens. In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any Lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Indebtedness and shall be payable on demand.

4.8    Release of Bank’s Lien. Upon the indefeasible payment in full of all Indebtedness, and the termination of all Bank commitments hereunder, Bank, at Borrower’s sole cost, shall promptly release all of its Liens on the Collateral.

4.9    Loan Information. Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank’s parent, affiliates, subsidiaries and service providers.

5.    CONDITIONS PRECEDENT.

5.1    As conditions precedent to the making of the initial Advance, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance reasonably satisfactory to Bank and its counsel, the following:

5.1.1  this Agreement and the Guaranty by the Guarantor, each duly executed by the appropriate parties;

5.1.2  Borrower shall have paid to Bank a documentation fee in the amount of Twenty Five Thousand and 00/100 Dollars ($25,000.00);

5.1.3  Bank shall have received certified resolutions of the member of Borrower, together with a certificate identifying Borrower’s incumbent officers who are authorized to execute and deliver Loan Documents on behalf of Borrower;

5.1.4  Borrower shall have paid Bank Expenses;

5.1.5  Bank shall have received a copy of Borrower’s articles of organization certified by an authorized officer of Borrower;

5.1.6 Borrower shall have taken or caused to be taken such actions to create a valid and perfected security interest in the Collateral to the extent required by this Agreement. Such actions shall include the delivery to Bank of (a) the results of a recent search of all effective UCC financing statements which may have been made with respect to any personal or mixed property of Borrower; and (b) UCC financing statements the recordation of which has been authorized by Borrower as to all such Collateral for all jurisdictions as may be necessary or desirable to perfect Bank’s security interest in such Collateral;

5.1.7 Evidence that Borrower has obtained insurance and acceptable endorsements;

5.1.8 Collateral Access Agreements in the form of Exhibit A hereto from each lessor, warehouseman, bailee and other Person (to the extent Borrower desires that the Inventory held by such Persons constitute Eligible Inventory hereunder), duly executed by each such Person; and

5.1.9The representations and warranties contained herein shall be true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

5.2    The making of any Advance after the initial Advance (other than an Advance pursuant to Section 2.2.6) and the issuance of any Letter of Credit shall be subject to the satisfaction of the following conditions precedent:

5.2.1The representations and warranties contained herein shall be true and correct in all material respects on and as of the date of such Advance or Letter of Credit to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

5.2.2 No Default or Event of Default shall have occurred and be continuing; and

5.2.3  Borrower shall have complied with the administrative procedures set forth in Section 2.1.1 or Section 2.2.1 (as applicable).

6.    REPRESENTATIONS AND WARRANTIES. In order to induce Bank to enter into this Agreement and to make the Advances hereunder, Borrower represents and warrants to Bank as set forth in this Section 6 on the date hereof, on the date of each request of an Advance, and on each Funding Date in each case, except to the extent such representations and warranties expressly relate to a future date.

6.1    Organization, Good Standing, and Due Qualification. Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oregon; (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted by Borrower and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification (except where the failure to so qualify could reasonably be expected to have a Material Adverse Effect); and (c) has all requisite limited liability company power and authority required as of the date this representation is made or deemed repeated to enter into and perform its obligations under each Loan Document to which it is a party and to conduct its business as currently conducted by it.

6.2    Power and Authority. The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary limited liability company action and do not (a) require any consent or approval of the members of Borrower (other than any consents or approvals which have been obtained); (b) contravene Borrower’s articles of organization or operating agreement; (c) violate in any material respect any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (d) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, material lease, or material instrument to which Borrower is a party or by which it or its properties may be bound or affected; and (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower (other than Permitted Liens).

6.3    Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when  delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

6.4    Ownership and Liens. Borrower has title to, or valid leasehold interests in, all of its properties and  assets, real and personal, which are included (as of the date this representation and warranty is being made) in the Borrowing  Base. Borrower has title to, or valid leasehold interests in, all of its other properties and assets, real and personal, except the failure of which to so maintain title could not reasonably be expected to have a Material Adverse Effect. None of Borrower’s assets and properties are subject to any Lien, except Permitted Liens. Nothing in this Section shall restrict Borrower’s ability to sell, lease or otherwise dispose of assets and properties to the extent permitted under the Loan Documents.

6.5    Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents to which it is a party. Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party, other than any such defaults which could not reasonably be expected to have a Material Adverse Effect.

6.6    Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

6.7    Provisions Concerning Accounts.

6.7.1  Representations. Borrower represents and warrants that each Eligible Account at the time of its assignment to Bank (a) will be owned solely by Borrower; (b) will be for a liquidated amount maturing as stated in Borrower’s Books; (c) will be a bona fide existing obligation created by the final sale and delivery of goods or the rendition of services to Account Debtors by Borrower in the ordinary course of business; and (d) will not be subject to any known deduction, offset, counterclaim, return privilege, or other condition, except as reflected on Borrower’s Books. Borrower shall not redate any invoices or reissue new invoices in full or partial satisfaction of old invoices. Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any Account Debtor at the time the Eligible Account from such Account Debtor is created; and, in accordance with prudent credit policies, the Account Debtor will be able timely to discharge all of its indebtedness to Borrower. Allowances, if any, as between Borrower and its customers will be on the same basis and in accordance with the usual customary practices of Borrower as they exist on the date of this Agreement.

6.8    Provisions Concerning Inventory.

6.8.1  Locations. Schedule 6.8.1 is a true and correct listing showing all places where Eligible Inventory is located (except for Eligible Inventory in transit), including, without limitation, facilities leased and operated by Borrower and locations neither owned nor leased by Borrower. Such list indicates whether the premises are those of warehouseman or other party. Borrower shall provide Bank at least ten (10) days’ prior written notice of any change in the locations set forth in Schedule 6.8.1 (and Borrower shall have the right to update such Schedule in connection with the provision of such notice).

6.8.2   Books and Records. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Eligible Inventory, and its cost therefor; all such records shall be available upon demand to Bank for inspection and copying.

6.8.3  Warehouses and Landlords. Eligible Inventory is not now and shall not at any time hereafter be stored with a bailee, warehouse, or similar party unless a Collateral Access Agreement is in effect with such Person.

6.9    Litigation. Except as set forth in Schedule 6.9, there are no actions or proceedings pending by or against Borrower before any court or administrative agency which could reasonably be expected to have a Material Adverse Effect. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

6.10    No Material Adverse Change in Financial Statements. Except as otherwise disclosed to Bank, all financial statements related to Borrower that have been delivered by Borrower to Bank fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. Since the date of the most recent of such financial statements submitted to Bank, no Material Adverse Effect has occurred and is continuing.

6.11    Solvency. Borrower is solvent (within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances).

6.12    ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated in any material respect any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

6.13    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

6.14    Environmental Compliance. Borrower has taken all necessary steps to investigate the past and present condition and usage of all real property at any time owned by Borrower (“Real Estate”) and the operations conducted thereon and, based upon such diligent investigation, has determined that:

6.14.1 Borrower or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;

6.14.2 Borrower has not received notice from any Governmental Authority (a) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which Borrower has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

6.14.3 except as set forth on Schedule 6.14.3 attached hereto: (a) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (b) in the course of any activities conducted by Borrower or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (c) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of Borrower, which releases would have a Material Adverse Effect; (d) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (e) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws (other than, in each case, any such violations which could not reasonably be expected to have a Material Adverse Effect).

6.15    Taxes. Borrower has filed all tax returns (federal, state, and local) required to be filed and has paid all material taxes, material assessments, and material governmental charges and material levies thereon to be due, including interest and penalties.

6.16    Subsidiaries. Borrower does not own any Equity Interest of any Person, except for Permitted Investments.

6.17    Government Consents. Borrower has obtained all consents, approvals and authorizations of, made  all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

6.18    Certain Transactions. Except for arm’s length transactions pursuant to which Borrower makes payments in the ordinary course of business upon customary terms, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.19    Full Disclosure. As of the date made, no representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank, when taken together, contains any untrue statement of a material fact or omits to state a material fact known to Borrower necessary in order to make the statements contained in such certificates or statements (taken as a whole) not misleading. Each warranty, representation and agreement contained in this Agreement shall automatically be deemed repeated with each Advance (other than an Advance under Section 2.2.6) and shall conclusively be presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank, either now or hereafter

7.    AFFIRMATIVE COVNENATS.

Borrower covenants and agrees that, until payment in full of all outstanding Indebtedness hereunder, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

7.1    Good Standing. Borrower shall maintain its limited liability company existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain to the extent consistent with prudent management of Borrower’s business, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

7.2    Government Compliance. Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

7.3    GAAP. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank.

7.4    Financial Statements. Borrower shall deliver, or cause to be delivered, to Bank:

7.4.1 Borrower’s Quarterly Financial Statements. As soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of Borrower, copies of the unaudited balance sheet of Borrower, as at the end of such quarter, and the related statement of income for the portion of Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Borrower that the information contained in such financial statements fairly presents, in all material respects, the financial position of Borrower for the period then ending, subject to changes resulting from audit and normal year-end adjustments;

7.4.2 Guarantor’s Quarterly Financial Statements. As soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of Guarantor, copies of the unaudited consolidated balance sheet of Guarantor, as at the end of such quarter, and the related statement of income for the portion of Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Guarantor that the information contained in such financial statements fairly presents, in all material respects, the financial position of Guarantor for the period then ending, subject to changes resulting from audit and normal year-end adjustments;

7.4.3 Borrower’s Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a balance sheet of Borrower as of the end of such fiscal year, and the related statement of income and statement of cash flows, all in reasonable detail and all prepared in accordance with GAAP consistently applied, together with a report thereon of independent certified public accountants of recognized national standing selected by Borrower, which report shall be unqualified as to going concern and scope of audit;

7.4.4 Guarantor’s Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, a consolidated balance sheet of Guarantor as of the end of such fiscal year, and the related statement of income and statement of cash flows, all in reasonable detail and all prepared in accordance with GAAP consistently applied, together with a report thereon of independent certified public accountants of recognized national standing selected by Guarantor, which report shall be unqualified as to going concern and scope of audit; and

7.4.5 Guarantor’s SEC Filings. Within three (3) Business Days after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Guarantor.

7.4.6 Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in Sections 7.4.1 and 7.4.3, Borrower shall deliver to Bank a certificate, executed by the principal financial or accounting officer of the Borrower in form reasonably acceptable to Bank (a “Compliance Certificate”), stating that no Default or Event of Default shall have occurred and be continuing (or, if a Default or Event of Default exists, explaining such Default or Event of Default) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9.

7.5    Monthly A/R and A/P Agings. Borrower shall execute and deliver to Bank no later than twenty (20) days after the last day of each month, (a) a detailed aging of Accounts by total, a summary of aging of Accounts by customer, and a reconciliation statement; and (b) a detailed aging of accounts payable.

7.6    Inventory Reports. Borrower shall execute and deliver to Bank, no later than twenty (20) days after the last day of each month, Bank’s form of inventory report specifying Borrower’s cost and the resale price of Borrower’s Inventory and such other information as Bank may reasonably request.

7.7    Borrowing Base Certificate. Until otherwise notified by Bank, Borrower shall deliver to Bank, on a weekly basis, a Borrowing Base Certificate signed by the principal financial or accounting officer of Borrower in form reasonably acceptable to Bank; and Borrower shall deliver to Bank, on a monthly basis, a reconciled Borrowing Base Certificate signed by the principal financial or accounting officer of Borrower in form reasonably acceptable to Bank.

7.8    Weekly Hedge Reports. Borrower shall deliver to Bank, on a weekly basis, a weekly hedge report setting forth outstanding Swap Contracts with regards to Borrower’s hedged positions with its ethanol Inventory.

7.9    Notice of Default. As soon as possible and in any event within five (5) days after the occurrence of any Default or Event of Default, a statement of an officer of Borrower setting forth details of such Default or Event of Default and the action that Borrower has taken and proposes to take with respect thereto.

7.10    Notice of Litigation. Within five (5) days after Borrower obtains knowledge thereof a statement of an officer of Borrower setting forth details of: (a) any litigation or governmental proceeding pending or threatened in writing against Borrower that has or could reasonably be expected to have a Material Adverse Effect; or (b) any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect.

7.11    Notice of Reportable Event. Borrower shall furnish to Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of the chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any deferred compensation plan; provided, however, this subparagraph shall not apply to notice of general application issued by the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

7.12    Audit of Accounts and Inventory. Bank shall have the right to conduct audits of Borrower’s accounts and inventory on an annual basis during the term of this Agreement, and upon the occurrence and continuance of an Event of Default, as frequent as Bank may determine in its reasonable discretion. Borrower hereby acknowledges and agrees that upon completion of any such audit, subsequent to the date of this Agreement, Bank shall have the right to adjust the Borrowing Base percentage or the definition of Eligible Accounts and Eligible Inventory, in its sole and reasonable discretion, based on its review of the results of such audit.

7.13    Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

7.14    Insurance.

7.14.1 Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

7.14.2 All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank (it being acknowledged that as of the date hereof all such policies, companies and amounts are satisfactory to Bank). All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.

7.14.3 The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with an interest having priority in the property covered thereby, (a) so long as no Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00), be disbursed to Borrower for direct application by borrower solely to the repair or replacement of Borrower’s property so damaged or destroyed; and (b) in all other circumstances, be held by Bank as cash collateral for the Indebtedness. Bank may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as Bank may reasonably prescribe, for direct application by Borrower solely to the repair or replacement of Borrower’s property so damaged or destroyed, or Bank may apply all or any part of such proceeds to the Indebtedness.

7.15    Principal Depository. Borrower shall maintain its principal depository and operating accounts with Bank.

7.16    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

8.    NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Indebtedness hereunder or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following without the prior written consent of Bank:

8.1    Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, accounts, and leasehold interests), except: (a) inventory, including ethanol, bio-diesel or other products, disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any subsidiary may sell, lease, assign, or otherwise transfer its assets to Borrower; or (d) any other asset sales, leases, assignments, transfers or other dispositions not exceeding One Million and 00/100 Dollars ($1,000,000.00) in the aggregate in any fiscal year.

8.2    Mergers or Acquisitions. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all of substantially all of the assets or the business of any Person, or permit any subsidiary to do so, except that (a) any subsidiary may merge into or transfer assets to the Borrower; and (b) any subsidiary may merge into or consolidate with or transfer assets to any other subsidiary.

8.3    Debt. Create, incur, assume or be or remain liable with respect to any Debt, or permit any Subsidiary so to do, other than Permitted Debt.

8.4    Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

8.5    Distributions. Make any distributions of any kind whatsoever to its members; purchase, redeem, retire, defease or otherwise acquire for value any of its membership interests (or any other equity securities of it, if any) held by any Person; return any capital to any of its members; or set apart any sum for any such purpose; except that Borrower may make Permitted Distributions so long as no Default or Event of Default then exists or would result from such payment, to each such Person.

8.6    Investments. Make any loan or advance to any Person, or purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venture with any other Person, except Permitted Investments.

8.7    Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; (b) marketing agreements; or (c) as contemplated by Sections 6.18, 8.5, 8.6, and 8.9.

8.8    Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and any other Permitted Debt.

8.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

8.10    Compliance. Become an “investment company” controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose.

8.11    Labor Standards. Fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, in each case which violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

8.12    Levy. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower’s assets.

9.            FINANCIAL COVENANTS. As of the last business day of each fiscal quarter (commencing on December 31, 2007), Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis:

9.1    Current Ratio. Borrower shall not permit the ratio of current assets to current liabilities to be less than 1.25 to 1.00.

9.2    Working Capital. Borrower shall not permit Working Capital to be less than the sum of Twelve Million and 00/100 Dollars ($12,000,000.00).

9.3    Tangible Effective Net Worth. Borrower shall not permit Tangible Effective Net Worth to be less than the sum of Twelve Million and 00/100 Dollars ($12,000,000.00).

9.4    Leverage Ratio. Borrower shall not permit the ratio of Debt to Tangible Effective Net Worth to be greater than 3.50:1.00.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower’s assets for all purposes hereunder.

10.            EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

10.1    Payment. (a) Borrower shall fail to pay any principal of the Advances or any Letter of Credit Reimbursement Obligations when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; (b) Borrower shall fail to pay any interest on the Advances, any fees, including but not limited to letter of credit fees, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue unremedied for a period of three (3) Business Days; or (c) Borrower shall fail to pay other sums due hereunder or under any of the other Loan Documents, and such failure shall continue unremedied for a period of five (5) Business Days; or

10.2    Default of Certain Provisions. Borrower shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 8 or Section 9 of this Agreement; or

10.3    Representations. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower or Guarantor to Bank in connection with this Agreement or any of the other Loan Documents, or as an inducement to Bank to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished unless if such misstatement (and the effect thereof) is capable of being cured, Borrower or Guarantor cures such misstatement (and any effect thereof) within thirty (30) days of becoming aware thereof; or

10.4    Covenant Default. Any default in the performance of or compliance with any agreement or other provision contained in this Agreement (other than those described in sections 10.1, 10.2, and 10.3) and such default is not cured within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within such thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) additional days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period); or

10.5    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period); or

10.6    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within ten (10) Business Days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding); or

10.7    Other Agreements. Borrower shall fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Debt to be paid by such Person (excluding this Agreement and the other Loan Documents but including any other evidence of Debt of Borrower to Bank) and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Debt, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Debt in an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) or more to become due prior to its stated date of maturity; or

10.8    Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank; or

10.9    Judgments. The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; and with respect to any of the foregoing, the amount in dispute is in excess of One Million and 00/100 Dollars ($1,000,000.00); or

10.10    Guaranty. The guaranty by the Guarantor ceases for any reason to be in full force and effect, or the Guarantor fails to perform any obligation under such guaranty and such failure is not cured within ten (10) Business Days after Guarantor receives notice thereof or any officer of Guarantor becomes aware thereof; or

10.11    Change of Control. Should there occur a sale, conveyance, transfer, disposition or encumbrance, either voluntary or involuntary, or should an agreement be entered into to accomplish any thereof, with respect to more than ten percent (10%) of the issued and outstanding Equity Interests of Borrower; or

10.12    Reportable Event. If any reportable event, which Bank reasonably determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act (“ERISA”), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 10.12, the aggregate amount of Borrower’s liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed One Million and 00/100 Dollars ($1,000,000.00).

11.    BANK’S RIGHTS AND REMEDIES.

11.1    Upon the occurrence and during the continuation of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

11.1.1 Declare Borrower’s Indebtedness, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to Bank;

11.1.2 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

11.1.3 Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral, and the Indebtedness of Borrower to Bank;

11.1.4 Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or Lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

11.1.5 Without limiting Bank’s rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property or a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

11.1.6 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the Inventory;

11.1.7 Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. At any sale or other disposition of the Collateral pursuant to this Section, Bank disclaims all warranties which would otherwise be given under the UCC, including without limitation a disclaimer of any warranty relating to title, possession, quiet enjoyment or the like, and Bank may communicate these disclaimers to a purchaser at such disposition. This disclaimer of warranties will not render the sale commercially unreasonable;

11.1.8 Bank shall give notice of the disposition of the Collateral as follows: (a) Bank shall give Borrower and each holder of a security interest in the Collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; (b) the notice shall be personally delivered or mailed, postage prepaid, to Borrower’s address appearing in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as have been furnished to Bank or as otherwise determined in accordance with Section 9611 of the UCC; and (c) if the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held; and (d) Bank may credit bid and purchase at any public sale.

11.1.9  Borrower shall pay all Bank Expenses incurred in connection with Bank’s enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

11.1.10 Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank’s discretion, to any party who Bank believes, in good faith, is entitled to the excess;

11.1.11 Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9620 of the UCC or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit Accounts (as that term is defined under 9102 of the UCC) or other Accounts that Borrower maintains with Bank against the Indebtedness;

11.1.12 The proceeds of any sale or other disposition of Collateral authorized by this Agreement shall be applied by Bank first upon all expenses authorized by the UCC and all reasonable attorney fees and legal expenses incurred by Bank, whether in-house or outside counsel is used, the balance of the proceeds of the sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to remaining Indebtedness and the surplus, if any, shall be paid over to Borrower or to such other person(s) as may be entitled to it under applicable law. Borrower shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand. Borrower agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable. If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds. Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank; and

11.1.13 The following shall be the basis for any finder of fact’s determination of the value of any Collateral which is the subject matter of a disposition giving rise to a calculation of any surplus or deficiency under Section 9615(f) of the UCC: (a) the Collateral which is the subject matter of the disposition shall be valued in an “as is” condition as of the date of the disposition, without any assumption or expectation that such Collateral will be repaired or improved in any manner; (b) the valuation shall be based upon an assumption that the transferee of such Collateral desires a resale of the Collateral for cash promptly (but no later than 30 days) following the disposition; (c) all reasonable closing costs customarily borne by the seller in commercial sales transactions relating to property similar to such Collateral shall be deducted including, without limitation, brokerage commissions, tax prorations, attorney’s fees, whether in-house or outside counsel is used, and marketing costs; (d) the value of the Collateral which is the subject matter of the disposition shall be further discounted to account for any estimated holding costs associated with maintaining such Collateral pending sale (to the extent not accounted for in (iii) above), and other maintenance, operational and ownership expenses; and (e) any expert opinion testimony given or considered in connection with a determination of the value of such Collateral must be given by persons having at least five (5) years experience in appraising property similar to the Collateral and who have conducted and prepared a complete written appraisal of such Collateral taking into consideration the factors set forth above. The “value” of any such Collateral shall be a factor in determining the amount of proceeds which would have been realized in a disposition to a transferee other than a secured party, a person related to a secured party or a secondary obligor under Section 9615(f) of the UCC.

11.1.14 In addition to any and all other rights and remedies available to Bank under or pursuant to this Agreement or any other documents, instrument or agreement contemplated hereby, Borrower acknowledges and agrees that (a) at any time following the occurrence and during the continuance of any Event of Default; and/or (b) termination of Bank’s commitment or obligation to make loans or advances or otherwise extent credit to or in favor of Borrower hereunder, in the event that and to the extent that there are any Letter of Credit Obligations outstanding at such time, upon demand of Bank, Borrower shall deliver to Bank, or cause to be delivered to Bank, cash collateral in an amount not less than such Letter of Credit Obligations, which cash collateral shall be held and retained by Bank as cash collateral for the repayment of such Letter of Credit Obligations, together with any and all other Indebtedness of Borrower to Bank remaining unpaid, and Borrower pledges to Bank and grants to Bank a continuing first priority security interest in such cash collateral so delivered to Bank. Alternatively, Borrower shall cause to be delivered to Bank an irrevocable standby letter of credit issued in favor of Bank by a bank acceptable to Bank, in its sole discretion, in an amount not less than such Letter of Credit Obligations, and upon terms acceptable to Bank, in its sole discretion.

11.1.15 Bank’s rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

11.2    All of Bank’s rights hereunder and Borrower’s waivers hereunder are each made to the maximum extent permitted law.

12.     TAXES AND EXPENSES REGARDING BORROWER’S PROPERTY. If Borrower fails to pay promptly when due to another Person, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, after prior notice to Borrower and a reasonable opportunity for Borrower to cure, pay the same and charge Borrower’s loan account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional Indebtedness owing to Bank, shall bear interest at the rate hereinabove provided, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (a) an agreement by it to make similar payments in the future; or (b) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or Lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

13.    WAIVERS.

To the maximum extent permitted by law:

13.1    Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower’s Indebtedness constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower’s Indebtedness and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

13.2    Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, Accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

13.3    Bank shall not in any way or manner be liable or responsible for (a) the safekeeping of the Inventory; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Inventory shall be borne by Borrower.

13.4    THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

13.5    REFERENCE PROVISION. In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

13.5.1     Mechanics.

13.5.1.1 With the exception of the items specified in Section 13.5.1.2, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica  Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et. seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

13.5.1.2 The matters that shall not be subject to a reference are the following: (a) foreclosure of any security interests in real or personal property; (b) exercise of self-help remedies (including, without limitation, set-off); (c) appointment of a receiver; and (d) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (a) and (b) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (c) and (d). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

13.5.1.3 The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

13.5.1.4 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee; (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference; and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

13.5.1.5 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5.2 Procedures. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.5.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.5.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.5.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13.6    In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.

14.     ONE CONTINUING LOAN TRANSACTION. All loans and advances heretofore, now or at any time or times hereafter made by Bank to Borrower under this Agreement, shall constitute one loan secured by Bank’s security interests in the Collateral and by all other security interests, Liens, encumbrances heretofore, now or from time to time hereafter granted by Borrower to Bank. Notwithstanding the foregoing, (a) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or other security interest in Borrower’s principal dwelling which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place; or (b) if Borrower (or any of them) has (have) given or give(s) Bank a deed of trust or mortgage covering real property, that deed of trust or mortgage shall not secure the loan and any other Indebtedness of Borrower (or any of them), unless expressly provided to the contrary in another place.

15.            NOTICES. Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

16.            AUTHORIZATION TO DISBURSE. Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Indebtedness of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold Bank harmless from any damage, claims or liability by reason of Bank’s honor of, or failure to honor, any such instructions.

17.            PAYMENTS. Borrower hereby authorizes Bank to deduct the full amount of any interest, fees, costs, or Bank Expenses due under this Agreement and not paid or collected when due in accordance with the terms and conditions hereof from any account maintained by Borrower with Bank. Should there be insufficient funds in any such account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower; provided, however, that Bank shall not be obligated to advance funds to cover any such payment.

18.            DESTRUCTION OF BORROWER’S DOCUMENTS. Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower’s expense, for their return.

19.            CHOICE OF LAW. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in California.

20.            GENERAL PROVISIONS.

20.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Bank at its headquarters office.

20.2    Assignment. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all of Bank’s rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business.

20.3    Headings. Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

20.4    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

 20.5    Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

 20.6    Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

 20.7    Entire Agreement. This Agreement, together with the Loan Documents embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Bank or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

 20.8    Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

 20.9    Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly. The parties waive the provisions of California Civil Code § 1654.

20.10    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Indebtedness remains outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 20.10 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

20.11    Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower; (b) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower; (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (d) as may be required in connection with the examination, audit or similar investigation of Bank; and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

20.12    Costs and Expenses. Borrower agrees to pay on demand all costs and expenses incurred by Bank in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank, incurred in connection with advising the Bank as to its rights and responsibilities hereunder. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise. This provision shall survive termination of this Agreement.

20.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement (Accounts and Inventory) to be executed as of the date first hereinabove written.

BORROWER

KINERGY MARKETING, LLC

/s/ Neil Koehler
By:Neil Koehler
Its:President and Chief Executive Officer

Address for Notices:

5711 N. West Avenue
Fresno, California 93711
Fax number: (559) 435-1478

BANK

COMERICA BANK

/s/ Robert Harlan
By:Robert Harlan
Its:Vice President — Western Market

Address for Notices:

75 East Trimble Road
San Jose, California 95131
Attn: Revolving Facility Manager
Fax number: (408) 556-5097

[Signature Page to Loan Agreement]

SCHEDULE 6.8.1
INVENTORY LOCATIONS
ExxonMobil Oil
TERMINAL OWNER	TIDEWATER	KNIGHT, INC.	Corporation	NUSTAR ENERGY LP
NAME	BOARDMAN	WILLBRIDGE	VERNON	STOCKTON
ADDRESS	79827 Ullman Blvd	5880 N.W. St. Helens Road	2709 East 37th Street	2941 Navy Drive
	Boardman, OR 97818	Portland, OR 97210	Vernon, CA 90058	Stockton, CA 95206-1149
PHONE	541.481.3625	503.220.1260	323.586.5370	209.943.5662
FAX		503.220.1270	323.586.5387	209.943.0653
		PACIFIC ENERGY		ARIZONA
TERMINAL OWNER	NUSTAR ENERGY LP	PARTNERS, LP	ROCKY MOUNTAIN PIPELINE	PETROLEUM
NAME	LINNTON	RICHMOND	DuPONT	TUCSON
ADDRESS	9420 NW St. Helens Road	488 Wright Avenue	8160 Krameria Street	1015 s. Cherry Avenue
	Portland, OR 97231	Richmond, CA 94804	DuPont, CO 80024	Tucson, AZ 85719
PHONE	503.286.6744	510.232.7447	303.286.6400	520.623.4721
FAX	503.285.1909	510.237.0689
ROCKY MOUNTAIN
TERMINAL OWNER	PIPELINE
NAME	FOUNTAIN
ADDRESS	1004 S. Santa Fe Avenue
Fountain, CO 80817
PHONE	719.382.5242
FAX

SCHEDULE 6.14.3
HAZARDOUS MATERIALS
None

SCHEDULE 6.9
LITIGATION
None

SCHEDULE 8.3
PERMITTED DEBT
None

SCHEDULE 8.4
PERMITTED LIENS
None

SCHEDULE 8.6
PERMITTED INVESTMENTS
None